PRICEWATERHOUSECOOPERS

羅兵咸永道會計師事務所

PricewaterhouseCoopers
22/F, Prince's Building
Central, Hong Kong
Telephone +852 2289 8888
Facsimile +852 2810 9888
pwchk.com

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549
USA

11 April 2011

Our Ref: LWHF.GHGC/02081452

Commissioners:

We have read the statements made by Subaye, Inc. (copy attached), which has been filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K of Subaye, Inc. dated 7 April 2011. We agree with the statements concerning our Firm in such Form 8-K. However we are not in a position to agree or disagree with the any other statements contained in such Form 8-K.

We would also like to clarify that due to our resignation we did not conduct any further work or investigate the "reportable events" described in such Form 8-K.

Very truly yours

PricewaterhouseCoopers

PricewaterhouseCoopers